EXHIBIT 2.1

CONFIRMATION OF CLOSE OF SHARE EXCHANGE AGREEMENT

On April 20, 2005, IA Global Inc., a corporation organized and existing under the laws of the State of Delaware (the “Investor”), and Mr. Hideki Anan, Mr. Kyo Nagae, and Mr. Hiroki Isobe (each a “Seller”, and collectively referred to as the “Sellers”), entered into a Share Exchange Agreement (the “Agreement”) relating to the exchange of the Investor’s common stock (“Investor Stock”) for shares (the “Company Shares”) of Global Hotline Co., Ltd., a corporation organized and existing under the laws of Japan (the “Company”), held by the Sellers (the “Seller Shares”).

In this Agreement, the Investor desires to exchange the Investor Stock with the Sellers for their Seller Shares and the Sellers desire to exchange their Seller Shares with the Investor for the cash and Investor Stock.

The Investor confirms representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Sellers shall have complied in all material respects with all of its covenants and agreements contained in this Agreement to be performed and complied with by it on or before the Closing Date. Further, the investor shall have received at or prior to the Closing Date stock certificates representing the Company Shares, duly endorsed in blank or with stock powers effecting such transfer. Further, the Investor shall have completed its due diligence review of the Company and the results of such review shall be satisfactory to Investor, in its sole and absolute discretion. Finally, the Investor and the Company shall have entered into a Management Services Agreement, with effect from the Closing Date, on terms reasonably acceptable to the Investor.

The Sellers confirms representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and the Investor shall have complied in all material respects with all of its covenants and agreements contained in this Agreement. The Sellers shall have received at or prior to the Closing Date Applications for Additional Share Listing with the American Stock Exchange and applications with American Stock Transfers for the stock certificates representing the Investor Stock.

Investor and Seller confirm the closing of this acquisition as of June 15, 2005.

INVESTOR:

IA Global, Inc.

By:	/s/ Alan Margerison
Name:	Alan Margerison
Title:	President and Chief Executive Officer

SELLERS:

/s/ Mr. Hideki Anan

Mr. Hideki Anan

/s/ Mr. Kyo Nagae

Mr. Kyo Nagae

/s/ Mr. Hiroki Isobe

Mr. Hiroki Isobe